Exhibit 99.1

OneSpan Reports Record Results for Third Quarter of 2019 Driven by 77% Software Growth; Increases Full Year 2019 Guidance

Third Quarter Financial Results

•	Total revenue grew 52% year-over-year to $79.7 million
•	Software revenue grew 77% year-over-year to $24.7 million[1]
•	Adjusted EBITDA of $19.2 million[2]
•	GAAP earnings per share of $0.30
•	Non-GAAP earnings per share of $0.36[2]

CHICAGO, October 29, 2019 – OneSpan Inc. (NASDAQ: OSPN), a global leader in software for trusted identities, e-signatures and secure transactions, today reported financial results for the third quarter and nine months ended September 30, 2019.

“OneSpan reported record revenue and profitability in the third quarter with strong double-digit growth across our portfolio of Trusted Identity solutions,” stated OneSpan CEO, Scott Clements. “Financial services firms around the world are expanding their use of OneSpan solutions to reduce fraud losses and to ensure regulatory compliance while delivering a compelling user experience to their customers.”

 Third Quarter 2019 Financial Highlights

•

Revenue for the third quarter of 2019 was $79.7 million, an increase of  52% from $52.5 million for the third quarter of 2018. Revenue for the first nine months of 2019 was $183.6 million, an increase of 24% from $147.5 million for the first nine months of 2018.

•

Gross Profit for the third quarter of 2019 was $53.1 million and $123.0 million for the first nine months of 2019. Gross Profit for the third quarter of 2018 was $34.5 million and $105.2 million for the first nine months of 2018.  Gross margin for the third quarter of 2019 was 67% and for the first nine months of 2019 was 67%. Gross margin for the third quarter of 2018 was 66% and for the first nine months of 2018 was  71%.

•

GAAP operating income for the third quarter of 2019 was $17.1 million, and for the first nine months of 2019 was $9.4 million. GAAP operating loss for the third quarter of 2018 was $3.1 million, and for the first nine months of 2018 was $4.1 million.

•

Adjusted EBITDA for the third quarter of 2019 was $19.2 million, or 24% of revenue, and for the first nine months of 2019 was $19.6 million, or 11% of revenue. Adjusted EBITDA for the third quarter of 2018 was $1.0 million, or 2% of revenue, and for the first nine months of 2018 was $12.5 million, or 8% of revenue.

•

GAAP net income for the third quarter of 2019 was $11.9 million, or $0.30 per share. GAAP net income for the first nine months of 2019 was $3.7 million, or $0.09 per share. This compares to GAAP net loss of $0.9 million, or $0.02 per share for the third quarter of 2018, and $0.1 million or $0.00 per share for the first nine months of 2018.

•

Non-GAAP net income for the third quarter of 2019 was $14.4 million, or $0.36 per diluted share, and for the first nine months of 2019 was $12.0 million, or $0.30 per diluted share. Non-GAAP net income for the third quarter of 2018 was $1.7 million, or $0.04 per diluted share, and for the first nine months of 2018 was $10.1 million, or $0.25 per diluted share.

•	Cash, cash equivalents and short-term investments at September 30, 2019 totaled $81.3 million compared to $75.4 million and $99.5 million at June 30, 2019 and December 31, 2018, respectively.

1	Software revenue is comprised of software license revenue and subscription revenue.

2    An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.

Guidance for Full Year 2019

OneSpan is increasing its guidance for the full year 2019 as follows:

•	Revenue is expected to be in the range of $248 million to $250 million versus our previous guidance of $229 million to $237 million.
•	Adjusted EBITDA is expected to be in the range of $26 million to $28 million versus our previous guidance of $22 million to $27 million.

OneSpan 2019 Investor and Analyst Day

The company will host an investor and analyst day on Wednesday, December 4, 2019, in New York City. During the event, senior management will discuss how OneSpan is transforming and simplifying identify verification and authentication solutions for financial institutions, including for many of the world’s largest banks. The event will include OneSpan’s vision, strategy and future growth plans. For further information, please contact OneSpan Investor Relations at Joe.Maxa@onespan.com.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, October 29, 2019, at 4:30 p.m. EDT/21:30 CET. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the third quarter 2019.

To access the conference call, dial 866-354-0181 for the U.S. or Canada and 1-409-217-8086 for international callers. The conference ID number is 5647486.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified, open platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our acquisitions to date and our strategy related to future acquisitions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. The forward-looking statements include, but are not limited to, our financial outlook for 2019, and the information included under the caption “Outlook for Full Year 2019”. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; our ability to effectively identify, purchase and integrate acquisitions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; exposure to increased economic and operational uncertainties from operating a global business as well as those factors set forth in our Form 10-K (and other forms) filed with the Securities and Exchange Commission. In particular, we direct you to the risk factors contained under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K. Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue
Product and license	$61,181	$36,882	$133,159	$105,362
Services and other	18,544	15,613	50,408	42,119
Total revenue	79,725	52,495	183,567	147,481

Cost of goods sold
Product and license	22,199	14,321	46,966	32,897
Services and other	4,470	3,631	13,622	9,363
Total cost of goods sold	26,669	17,952	60,588	42,260

Gross profit	53,056	34,543	122,979	105,221

Operating costs
Sales and marketing	14,156	16,039	44,579	46,938
Research and development	9,956	8,992	32,428	22,805
General and administrative	9,490	10,184	29,540	32,168
Amortization / impairment of intangible assets	2,335	2,442	7,051	7,387
Total operating costs	35,937	37,657	113,598	109,298

Operating income (loss)	17,119	(3,114)	9,381	(4,077)

Interest income, net	228	258	432	991
Other income (expense), net	(1,611)	246	(1,711)	2,025

Income (loss) before income taxes	15,736	(2,610)	8,102	(1,061)
Provision for income taxes	3,864	(1,702)	4,363	(943)

Net income (loss)	$11,872	$(908)	$3,739	$(118)

Net income (loss) per share
Basic	$0.30	$(0.02)	$0.09	$0.00
Diluted	$0.30	$(0.02)	$0.09	$0.00

Weighted average common shares outstanding
Basic	40,062	39,922	40,037	39,924
Diluted	40,129	39,922	40,099	39,924

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and equivalents	$54,889	$76,708
Short term investments	26,442	22,789
Accounts receivable, net of allowances of $1,562 in 2019 and $1,152 in 2018	76,571	59,631
Inventories, net	18,977	14,428
Prepaid expenses	6,645	4,733
Contract assets	6,138	7,962
Other current assets	8,218	5,705
Total current assets	197,880	191,956
Property and equipment:
Furniture and fixtures	10,726	7,613
Office equipment	11,896	11,059
Total Property and equipment:	22,622	18,672
Accumulated depreciation	(13,826)	(12,422)
Property and equipment, net	8,796	6,250
Operating lease right-of-use assets	10,903	—
Goodwill	91,037	91,841
Intangible assets, net of accumulated amortization	37,752	45,462
Deferred income taxes	5,542	5,601
Contract assets - non-current	5,213	3,316
Other assets	8,154	8,400
Total assets	$365,277	$352,826
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$13,074	$7,202
Deferred revenue	29,456	33,633
Accrued wages and payroll taxes	13,693	13,932
Short-term income taxes payable	4,735	6,905
Other accrued expenses	9,163	9,323
Deferred compensation	1,315	1,362
Total current liabilities	71,436	72,357
Long-term deferred revenue	12,075	10,672
Lease liability long term	11,304	—
Other long-term liabilities	5,518	7,075
Long-term income taxes payable	7,111	7,620
Deferred income taxes	3,758	2,661
Total liabilities	111,202	100,385
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2019 and 2018	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,193 and 40,225 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	40	40
Additional paid-in capital	94,694	93,310
Accumulated income	176,118	172,378
Accumulated other comprehensive loss	(16,777)	(13,287)
Total stockholders' equity	254,075	252,441
Total liabilities and stockholders' equity	$365,277	$352,826

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$3,739	$(118)
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation, amortization, and impairment of intangible assets	8,579	9,066
Loss (gain) on disposal of assets	—	(49)
Deferred tax expense (benefit)	(508)	(3,020)
Stock-based compensation	1,778	2,916
Accounts receivable, net	(18,988)	6,183
Inventories, net	(4,549)	(3,267)
Contract assets	(74)	(2,892)
Accounts payable	5,895	(5,258)
Income taxes payable	(2,587)	(8,433)
Accrued expenses	(2,351)	(911)
Deferred compensation	(47)	(541)
Deferred revenue	(2,318)	(405)
Other assets and liabilities	(2,231)	(2,476)
Net cash used in operating activities	(13,662)	(9,205)

Cash flows from investing activities:
Purchase of short term investments	(24,663)	—
Maturities of short term investments	21,250	80,000
Purchase of Dealflo, net of cash acquired	—	(53,065)
Additions to property and equipment	(4,196)	(3,410)
Net cash provided by (used in) investing activities	(7,609)	23,525

Cash flows from financing activities:
Tax payments for restricted stock issuances	(394)	(399)
Net cash used in financing activities	(394)	(399)

Effect of exchange rate changes on cash	(154)	(647)

Net increase (decrease) in cash	(21,819)	13,274
Cash, cash equivalents, and restricted cash, beginning of period	77,555	78,661
Cash, cash equivalents, and restricted cash, end of period	$55,736	$91,935

Revenue by major products and services  (in thousands, unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Hardware products	$42,027	$27,056	$95,356	$69,123
Software licenses	19,154	9,826	37,803	36,239
Subscription	5,547	4,161	16,136	10,949
Professional services	2,338	1,594	3,995	3,715
Maintenance, support and other	10,659	9,858	30,277	27,455
Total Revenue	$79,725	$52,495	$183,567	$147,481

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, reversal of a prior period legal contingency accrual), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$11,872	$(908)	$3,739	$(118)
Interest income, net	(228)	(258)	(432)	(991)
Provision for income taxes	3,864	(1,702)	4,363	(943)
Depreciation and amortization / impairment of intangible assets	2,845	3,046	8,579	9,066
Long-term incentive compensation	829	1,633	3,316	4,383
Reversal of legal accrual	—	(900)	—	(900)
Rebranding costs	—	39	—	561
Acquisition related costs	—	—	—	1,087
Lease exit costs	—	—	—	315
Adjusted EBITDA	$19,182	$950	$19,565	$12,460

Non-GAAP Net Income (Loss) & Non-GAAP Diluted EPS

We define non-GAAP net income (loss) and non-GAAP diluted EPS, as net income (loss) or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We exclude certain other non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$11,872	$(908)	$3,739	$(118)
Long-term incentive compensation	829	1,633	3,316	4,383
Amortization / impairment of intangible assets	2,335	2,442	7,051	7,387
Reversal of legal accrual		(900)	—	(900)
Rebranding costs	—	39	—	561
Lease exit costs	—	—	—	315
Acquisition related costs	—	—	—	1,087
Tax impact of adjustments*	(633)	(643)	(2,073)	(2,567)
Non-GAAP net income	$14,403	$1,663	$12,033	$10,148

Non-GAAP net income per share	$0.36	$0.04	$0.30	$0.25

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	40,129	39,922	40,099	40,046

*The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2019 OneSpan North America Inc., all rights reserved. OneSpan™, the “O” logo, “BE BOLD. BE SECURE.”™, and DEALFLO™ are registered or unregistered trademarks of OneSpan North America Inc. or its affiliates in the U.S. and other countries. Any other trademarks cited herein are the property of their respective owners.

Investor contact:

Joe Maxa

M: +1-612‑247‑8592

O: +1-312-766-4009
Joe.Maxa@onespan.com